PROSPECTUS                                                        Rule 424(b)(3)
                                                                     33-62697
                                4,021,378 Shares

                                 CANDIE'S, INC.

                                  Common Stock



     This Prospectus relates to an offering by certain selling stockholders (collectively, the "Selling Stockholders") of an aggregate of up to 4,021,378 shares of Common Stock of Candie's, Inc. (the "Company"), of which up to 2,192,301 shares are issuable upon the exercise of warrants and options held by certain of the Selling Stockholders (the "Selling Stockholder Options").


     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     If all of the Selling Stockholder Options are exercised, of which there can be no assurance, the Company will receive gross proceeds of approximately $6,100,000. Any proceeds received by the Company will used for working capital and general corporate purposes. See "Use of Proceeds".


     The Common Stock is traded on the NASDAQ National Market System, under the symbol "CAND." On September 26, 1996, the last sale price of the Common Stock as reported on the NASDAQ National Market System was $2.3125 per share.



     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this Prospectus is October 10, 1996

                              AVAILABLE INFORMATION

     The Company is subject to the informational require-ments of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.


                      INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:


     1.   Annual Report on Form 10-KSB for the fiscal year ended January 31,
          1996;

     2. Form 10-KSB/A Amendment No. 1 to Form 10-KSB for the fiscal year ended January 31, 1996;

     3. Form 10-KSB/A, Amendment No. 2 to Form 10-KSB for the fiscal year ended January 31, 1995;

     4. Form 10-KSB/A, Amendment No. 3 to Form 10-KSB for the fiscal year ended January 31, 1995;

     5. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended April 30, 1994;

     6. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended July 31, 1994;

     7. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended October 31, 1994;

     8. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended April 30, 1994;

     9. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended July 31, 1994;

     10. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended October 31, 1994;

     11. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended April 30, 1995;

     12. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended April 30, 1995;

     13. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended July 31, 1995;

     14. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended July 31, 1995;

     15. Form 10-QSB/A, Amendment No. 3 to Form 10-QSB for the quarter ended July 31, 1995;

     16. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended October 31, 1995;

     17. Form 10-QSB/A, Amendment No. 2 to Form 10-QSB for the quarter ended October 31, 1995;

     18.  Form 10-QSB for the quarter ended April 30, 1996;

     19. Form 10-QSB/A, Amendment No. 1 to Form 10-QSB for the quarter ended April 30, 1996;


     20. The description of the Company's Common Stock contained in its Registration Statement on Form 8-A declared effective on January 19, 1990 and any amendments thereto.



     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Mr. Neil Cole, Candie's Inc., 2975 Westchester Avenue, Purchase, New York 10577, telephone:
(914) 694-8600.


                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this Prospectus.

Each prospective investor is urged to read this Prospectus in its entirety.


                                   The Company

     The Company and its subsidiaries are engaged primarily in the design, marketing and importation of a variety of moderately-priced women's and girls' casual and fashion footwear under the CANDIE'S(R) trademark for distribution to better department and specialty stores nationwide. The Company also arranges for the manufacture of footwear products, similar to those produced under the CANDIE'S trademark, for mass market and discount retailers, under one of the Company's other trademarks or under the private label brand of the retailer, and distributes a variety of men's workboots, hiking boots, winter boots and outdoor casual shoes designed and marketed by the Company's wholly-owned subsidiary, Bright Star Footwear, Inc. ("Bright Star") under private labels and a brand name licensed by the Company from third parties specifically for use by Bright Star (ASPEN(R)). The Company has entered into an agreement with the owner of the BONGO(R) trademark to act as exclusive licensee to manufacture and market footwear in North America under the BONGO(R) trademark for an initial period expiring July 31, 1998, which may be extended by the Company under certain circumstances, to July 31, 2001. The Company licenses the CANDIE'S trademark to third parties for the sale of other products (children's footwear and women's intimate apparel) pursuant to exclusive license agreements which require the licensees to pay royalties, including minimum royalties, to the Company.

     The Company was incorporated in the State of Delaware in 1978. The Company's principal executive offices are located at 2975 Westchester Avenue, Purchase, New York 10577 and its telephone number is (914) 694-8600.

                                  The Offering

Common Stock offered...............     4,021,378 shares to be offered by the
                                        Selling Stockholders

Common Stock outstanding(1)........     9,639,677 shares

Common Stock to be outstanding
after the offering(2)..............     11,831,978 shares

Proceeds...........................     The Company will not receive any of the
                                        proceeds from the sale of Common Stock
                                        by the Selling Stockholders. The Company will receive gross proceeds of approximately $6,100,000 if all the
                                        Selling Stockholder Options are
                                        exercised, of which there can be no
                                        assurance. Any proceeds received by the
                                        Company will be used for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors.......................     The securities offered hereby involve a
                                        high degree of risk. See "Risk Factors."

NASDAQ National Market
  System Symbol-Common Stock.......     CAND


----------
(1) Based on shares outstanding on September 26, 1996, not including (i) 54,397 shares issuable upon exercise of outstanding Class A redeemable warrants;
     (ii) 2,950,000 shares issuable upon exercise of the warrants issued in connection with the Company's 1993 secondary public offering (the "Public Warrants"); (iii) an aggregate of 653,646 shares issuable upon exercise of the unit warrants issued to the underwriter of the Company's March 3, 1993 secondary public offering of its securities and its designees and the warrants underlying such unit warrants ("Underwriter's Warrants"); (iv) 194,300 shares issuable upon exercise of outstanding stock options under the Company's 1989 Stock Option Plan (the "Plan"); (v) 27,922 shares reserved for issuance upon exercise of options available for future grant under the Plan; and (vi) 4,030,877 shares issuable upon exercise of other outstanding non-Plan options and warrants.

(2) Assumes exercise of all of the Selling Stockholder Options but no other outstanding options or warrants.

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.


     1. History of Significant Losses; Working Capital Deficit; Accumulated Deficit; Limited Relevant Operating History. Although the Company achieved net income of $1,053,956 and $27,259, respectively, for its fiscal years ended January 31, 1996 and 1995 and net income of $439,539 for the quarter ended July 31, 1996, the Company sustained an operating loss of $1,390,524 for its fiscal year ended January 31, 1995 and sustained a net loss of $6,321,092 for its fiscal year ended January 31, 1994. In addition, at July 31, 1996, the Company had a working capital deficit of $111,510 and an accumulated deficit of $4,449,492. Upon consummation of this offering, the Company may continue to have a working capital deficit. In addition, the Company did not commence full operations in connection with its CANDIE'S(R) footwear until it acquired the CANDIE'S(R) trademark and the third-party licenses relating thereto in March 1993. Consequently, the Company has in effect had only a three-year operating history upon which an evaluation of its prospects in connection with its CANDIE'S(R) operations may be made and such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in connection with the establishment of a new business or product and the competitive environment in which the Company operates.



     The Company anticipates that it will continue to incur substantial operating expenses, including product development and promotional costs relating to the CANDIE'S(R) trademark, costs relating to its private label sales, Bright Star Division (in connection with the ASPEN(R) trademark license) and costs related to its use of the BONGO license. These expenses could result in operating losses for the foreseeable future, until such time, if ever, as the Company is able to attain adequate sales levels. There can also be no assurance that the Company will be able to successfully maintain profitable operations over any extended period of time in the future.


     2. Uncertainty of Market Acceptance. Prior to March 3, 1993, the Company's activities with respect to the sale of footwear bearing the CANDIE'S(R) trademark were primarily directed toward design, development and preliminary marketing activities. Although the Company has instituted an extensive advertising campaign and has been marketing and shipping its CANDIE'S(R) footwear products for more than the past three years, achieving continued market acceptance of the Company's existing products or market acceptance of any future products which may be offered by the Company and therefore, the Company's ability to maintain or increase market share is subject to a high degree of uncertainty. Achieving market acceptance by new customers or continued market acceptance by existing or past customers will require substantial additional marketing efforts and the expenditure of significant funds to create a demand for such products. Moreover, there can be no assurance that such additional efforts and expenditures will result in either increased market acceptance of the Company's products or increased sales by the Company. Inasmuch as the Company is materially dependent on the sale of products bearing the CANDIE'S(R) trademark for a significant portion of its revenues, the failure of the CANDIE'S(R) trademark or products to achieve market acceptance would have a material adverse effect on the Company.


     3. Significant Capital Requirements; Possible Need for Additional Financing. The capital requirements associated with the manufacture and sale of the Company's products have been and will continue to be significant. The Company has been substantially dependent on financing from the arrangement with its factor and sales of its securities in order to finance its working capital requirements. Although the Company had a working capital deficit of $111,510 at July 31, 1996, it currently believes that it has sufficient cash and borrowing capacity to fund its operations as presently conducted for at least the balance of its current fiscal year. Nevertheless, the Company will require financing should it seek to expand its business operations. Moreover, in the event that projected cash flow proves to be insufficient to satisfy the Company's cash requirements, the Company may be required to seek additional funds through public or private equity or debt financing, which may result in dilution to the then existing shareholders of the Company. Failure of the Company to obtain any required additional financing on terms acceptable to it, or at all, could have a material adverse effect upon the Company's business and could require it to curtail its activities.


     4. Effect of Recession on the Fashion Industry; Rapidly Changing Fashion Trends. The fashion industry is cyclical, with purchases of apparel and related goods tending to decline during recessionary periods when disposable income is low. Although the Company believes that its moderately-priced products are more appealing to consumers in a recessionary environment, there can be no assurance that a poor general economic climate will not have a negative impact on the Company's ability to compete for limited consumer resources. Moreover, the Company believes that its future success depends in substantial part on its ability to anticipate and respond to changing consumer demands and fashion trends in a timely manner. The footwear and wearing apparel industries are generally subject to constantly changing fashion trends. If the Company misjudges the market for a particular product or product line, it may result in an increased inventory of unsold and outdated finished goods, which may have an adverse effect on the Company's business. In addition, the Company operates under substantial time constraints which require it to have production orders in place at specified times in advance of its customers' retail selling seasons. If the Company's suppliers fail to meet their delivery date requirements pursuant to their purchase orders with the Company, the Company will be unable to meet its delivery date requirements pursuant to its purchase orders with its customers. This could result in the cancellation of purchase orders both by the Company and its customers, reducing the sales of the Company and having an adverse effect on revenues and earnings. There can be no assurance that the Company will be able to adequately meet these demands, or that it will not be required to expend substantial sums in order to adequately respond to such demands.

     5. Dependence upon Unaffiliated Manufacturers and Suppliers. The Company does not own or operate any manufacturing facilities. All of the Company's footwear products are manufactured to its specifications by the Company's suppliers (either directly or through third party manufacturers on a subcontract basis). Although the Company may from time to time enter into contracts with certain of its suppliers, it does not intend to enter into contractual relationships with all of them. Moreover, there can be no assurance that the Company will be able to enter into contracts with any of its suppliers on terms favorable to the Company, or at all. The Company has no manufacturing or supply contracts with any of the manufacturers or suppliers of its footwear products therefore, any or all of these companies could terminate their relationship with the Company at any time. In addition, the manufacturers of the Company's products have limited production capacity and may not, in all instances, have the capability to satisfy the Company's manufacturing requirements. The Company believes that alternative manufacturing sources could be located should the manufacturing capacity required be in excess of that of its current manufacturers. Nevertheless, there can be no assurance that, in the future, the capacity of such manufacturers will be sufficient or that alternative manufacturing sources will be available on a cost effective basis. Accordingly, the Company's dependence upon third parties for the manufacture of its products could have an adverse effect on the Company's ability to deliver its products on a timely and competitive basis and could have an adverse effect on the Company's operations.

     In addition, most raw materials necessary for the manufacture of the Company's footwear are purchased by the manufacturers from suppliers located in the country of manufacture. The Company does not intend to maintain contractual relationships with any of these suppliers. Although the Company believes that the raw materials required will be available from various alternative sources, there can be no assurance that any such materials will be available on a timely or cost-effective basis.

     6. Risks Relating to Foreign Manufacturing. The Company is subject to various risks associated with the manufacture of products in foreign countries, including political and economic instability, shipping delays, restrictions on transfer of funds, and customs duties, tariffs and import quotas, any of which could adversely affect the Company's ability to obtain products on a timely and competitive basis. In addition, the Company sells products on a "landed" basis and, therefore, assumes all risk of loss, damage or destruction until such products are delivered to and accepted by the customer.

     Since most of the Company's suppliers are foreign, any weakening of the United States dollar in relation to relevant foreign currencies, as has occurred in recent years, could result in increased costs to the Company if suppliers raise prices to compensate for the weakening of the dollar. In addition, all products manufactured overseas are subject to United States tariffs, duties and quotas. Other restrictions on the importation of footwear and apparel are periodically considered by the United States Congress and no assurances can be given that tariffs or duties on the Company's goods may not be raised, resulting in higher costs to the Company, or that import quotas respecting such goods may not be lowered. Deliveries of products from the Company's existing foreign suppliers could be restricted or delayed by the imposition of lower quotas and there can be no assurance that the Company would, in such event, be able to obtain similar quality products, at equally favorable prices, from domestic suppliers or from other foreign suppliers whose quotas have not been exceeded by the supply of goods to existing customers.

     7. Competition. The footwear and apparel industries are extremely competitive in the United States and the Company faces intense and substantial competition in each of its product lines. In general, competitive factors include quality, price, style, name recognition and service. Although the Company believes that it can compete favorably in these areas, there can be no assurance thereof. In addition, the presence in the marketplace of various fads and the limited availability of shelf space can affect competition. Many of the Company's competitors have greater financial, distribution, marketing and other resources than the Company and have achieved significant name recognition for their brand names, such as Esprit(R), Bass(R) and Eastland(R). There can be no assurance that the Company will be able to compete successfully.

     8. Trademark Ownership and Use. The Company owns federal trademark registrations for CANDIE'S(R), among others, and believes that the CANDIE'S(R) qrademark, has significant value and is important to the marketing of the Company's products and those of its licensees. There can be no assurance that the Company's CANDIE'S(R) or trademarks other do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that the Company would not, in such an event, be prevented from using the trademarks, any of which events could have an adverse effect on the Company. In addition, there can be no assurance that the Company will have the financial resources necessary to enforce or defend its trademarks.


     The Company also sells footwear under the BONGO(R) and ASPEN(R) trademarks, which the Company licenses from third parties. The BONGO(R) license expires on July 31, 1998, subject to the Company's right to extend the license through July 31, 2001, and grants the Company the exclusive right to market and distribute footwear under the BONGO(R) trademark in North America. The BONGO(R) license requires the Company to pay royalties based on a percentage of the sales exceeding certain minimum royalty payments. The ASPEN(R) license expires on September 30, 1998. The inability of the Company to utilize the BONGO(R) or ASPEN(R) trademarks could have a material adverse effect on its business.


     9. Dependence upon Key Personnel. The success of the Company is largely dependent upon the efforts of Neil Cole, its President, Chief Executive Officer and Chairman. Although the Company has entered into an employment agreement with Mr. Cole, expiring on February 23, 1997, which requires him to commit a majority of his business time to the affairs of the Company, the loss of his services would have a material adverse effect on the Company's business and prospects. The Company has purchased "key man" life insurance on the life of Mr. Cole in the amount of $2,000,000. The success of the Company is also dependent upon its ability to hire and retain additional qualified sales and marketing personnel in connection with the Company's design, marketing and distribution of its products. There can be no assurance that the Company will be able to hire or retain such necessary personnel.

     10. No Dividends. The Company has not paid any cash dividends on its Common Stock to date, and does not expect to declare or pay any dividends in the foreseeable future.

            11. Authorization and Discretionary Issuance of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue additional shares of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby, prevent shareholders from receiving the maximum value for their shares. There can be no assurance that additional preferred stock of the Company will not be issued at some time in the future.

     12. Possible Delisting of Securities from NASDAQ System; Risk of Low-Priced Stocks. The Company's Common Stock is currently listed on the NASDAQ National Market System. It is necessary for continuing inclusion of its Common Stock on the NASDAQ National Market System that the Company will continue to meet NASDAQ's maintenance requirements. In the event that the Common Stock is no longer eligible for listing on the NASDAQ National Market System but is eligible for listing on the NASDAQ Small-Cap Market, the Common Stock would be subject to the maintenance requirements associated with listing on the NASDAQ Small-Cap Market. In order to continue to be included on the NASDAQ National Market System, a company must have 200,000 shares publicly held, a market value of the publicly held shares of at least $1,000,000, net tangible assets of at least $1,000,000 ($2,000,000 if the Company has sustained losses from continuing operations and/or net losses in two of its three most recent fiscal years and $4,000,000 if it has sustained losses in three of its four most recent fiscal years), have 400 shareholders or 300 shareholders of round lots and a minimum bid price of $1.00 per share.

     In order to continue to be included on the NASDAQ Small-Cap Market, a company must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NASDAQ if the market value of the public float is at least $1,000,000 and the Company has $2,000,000 in capital and surplus. Failure to meet these maintenance criteria in the future could result in the delisting of the Company's securities from NASDAQ and trading, if any, in the Company's securities would thereafter be conducted in the non-NASDAQ over-the-counter market. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were delisted from trading on NASDAQ and the trading price of the Common Stock was less than $5.00 per share, trading in the Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transactions prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Conversion Shares in the secondary market. Moreover, the Common Stock could be delisted from the NASDAQ National Market System and not be included in the NASDAQ Small-Cap Market, immediately subjecting the Common Stock to the risks of the non-NASDAQ over-the-counter market and penny stock rules described above.


     13. Possible Volatility of Stock Market and Stock Price; Shares Eligible for Future Sale. In recent years, the stock market has experienced extreme price and volume fluctuations and market prices for securities of many companies have experienced wide fluctuation, not necessarily related to the operating performance of such companies. There can be no assurance that the market price of the Company's Common Stock will not be volatile. Furthermore, there are a significant number of shares of Common Stock which are currently eligible for sale under Rule 144 of the Securities Act of 1933 or pursuant to prospectus and 4,021,378 shares of Common Stock beneficially owned by the Selling Stockholders, which shares are being offered for sale pursuant to this Prospectus. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                               RECENT DEVELOPMENTS

     In December 1995 the United States District Court for the Southern District of New York approved the settlement of an action instituted in July 1992 against the Company and its former directors by the Food and Allied Service Trades Department, AFL-CIO, and on behalf of the class of all other similarly situated stockholders. Pursuant to settlement the Company made a $100,000 cash payment to the plaintiffs and is required to issue to the plaintiffs that number of shares of its Common stock (up to a maximum of 600,000 shares) which would allow the plaintiffs to realize an additional $550,000 upon their sale over a two-year period. If the plaintiffs do not realize $550,000 from the sale of such shares, the Company will be required to pay to the plaintiffs the amount of the shortfall.

     In February 1996 the Company settled an administrative proceeding brought against it by the Securities and Exchange Commission (the "Commission") with respect to alleged violations of Section 5 of the Securities Act of 1933 in connection with the Company's 1993 Regulation S offering (the "Offering") of shares of Common Stock in the aggregate amount of $2,000,000. In the proceeding, the Commission found that the sales of Common Stock in the Offering did not qualify for an exemption from the registration requirements of Section 5 of the Securities Act of 1933. In accepting the settlement with the Commission, the Company neither admitted nor denied the Commission's allegations and findings, and it consented to the entry of an order in which it agreed to permanently cease and desist from committing or causing any violation, and any future violation, of Section 5 of the Securities Act of 1933.


     In April 1996 the Company entered into an agreement with Redwood Shoe Corp., a trade creditor (the "Creditor") pursuant to which it issued to the Creditor 1,050,000 shares of its common stock, an option to purchase 75,000 shares of common stock at $1.75 per share and agreed to make a $50,000 payment in lieu of payment by the Company of indebtedness in the principal amount of approximately $1,680,000 and accrued interest, if any, through March 1, 1996. No interest was accrued or payable to the Creditor through March 1, 1996. The Company has registered the 1,050,000 shares and the 75,000 shares issuable upon exercise of the option for resale by the Creditor. The Company also agreed to appoint a partner of the Creditor to the Board of Directors of the Company and to use its best efforts to continue the nominee as a director of the Company for a three year period expiring in April 1999. Mr. Mark Tucker, a partner of the Creditor, was appointed to the Company's Board of Directors in May 1996. During the fiscal years ended January 31, 1996 and 1995, the Company purchase approximately 90% and 50%, respectively, of its total goods purchased through the

Creditor. At July 31, 1996, the Company had approximately $4,900,000 of open purchase orders with the Creditor.

      In June 1996 the Company sold its entire interest in the joint venture with Urethane Technologies, Inc. ("UTI") to UTI in exchange for 175,000 shares of unregistered UTI common stock.



                                 USE OF PROCEEDS

     The Company will pay all of the costs associated with this offering. The Company will not receive any proceeds from the sale of Common Stock offered by the Selling Stockholders.

     The Company will receive gross proceeds of approximately $6,100,000 if all of the Selling Stockholder Options are exercised, of which there can be no assurance. The Company intends to use the proceeds, if any, from exercises, if any, of the Selling Stockholder Options for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The following table sets forth information concerning the beneficial ownership of Common Stock by the Selling Stockholders as of the date of this Prospectus and the number of shares included for sale in this Prospectus. Such information was furnished to the Company by the Selling Stockholders.

                                                       Shares Owned     Shares to be     Shares to be      Percentage
                                                       Prior to the      Sold in the      Owned After      Owned After
   Name                                                 Offering           Offering      the Offering     The Offering
   ----                                                 --------           --------      ------------     ------------

Anil and Sudha Agarwal                                     89,543             86,956          2,587            *
Vijay Agarwal                                              21,739             21,739              0            0
Nicolas Anari                                               7,564              7,564              0            0
Mendel Balk                                                27,000             17,000(1)      10,000            *
Nicholas J. Brown                                          92,129             86,956          5,173            *
Cynthia Buckwalter                                          1,103              1,103              0            0
Michael Callahan                                          113,889            113,889(1)           0            0
Chapul Limited                                             32,609             32,609              0            0
Tony Chiarello                                              2,500              2,500(1)           0            0
Michelle Colabatistto                                       1,500              1,500(1)           0            0
John Daniel                                                24,783             24,783              0            0
Eugene Duffy                                                7,500              7,500(1)           0            0
Barry Emanuel                                              25,000             25,000              0            0
Equity Securities,
  Inc.                                                      4,752              4,752              0            0
Estate of Howard Harlow                                    37,123             37,123              0            0
Fieldcrest Cannon, Inc.                                   200,000            200,000              0            0
Ernesto Figueroa                                            2,500              2,500(1)           0            0


                                                       Shares Owned     Shares to be     Shares to be      Percentage
                                                       Prior to the      Sold in the      Owned After      Owned After
   Name                                                 Offering           Offering      the Offering     The Offering
   ----                                                 --------           --------      ------------     ------------
Ernesto Figueroa                                            2,500              2,500(1)           0            0
Troy Ford                                                   2,500              2,500(1)           0            0
Greg Goff                                                  55,000             45,000(1)      10,000            *
Richard Gothelf                                           100,000            100,000(1)           0            0
Gary L. Griffis                                            24,326             21,739          2,587            *
C. John Guenzel                                            21,739             21,739              0            0
Peter Hauser                                               11,088             11,088              0            0
Invest L'Inc.                                              33,386             33,386              0            0
Investplus, Inc.                                           21,739             21,739              0            0
Mary Jochim                                                48,651             43,478          5,173            *
Morton J. Kaplan Trust,
 Morton J. Kaplan, Trustee                                 48,651             43,478          5,173            *
Michael J. Keady                                           24,326             21,739          2,587            *
Kerry Kesar                                                 1,500              1,500(1)           0            0
Willis G. Kettelhut and
  Marilyn Kettelhut, Ten Com                               24,326             21,739          2,587            *
Kirkpatrick, Pettis, Smith,
  Polian Inc., Cust.
  Rod Cerny IRA                                            21,739             21,739              0            0
Kirkpatrick, Pettis, Smith,
  Polian Inc. Cust. for
  Karen C. Chubick IRA                                      2,000              2,000              0            0
Kirpet Co.(2)                                             129,594            129,594              0            0
Gary Klein                                                 50,000             17,000(1)      33,000            *
Alan Lichtenstein                                           2,500              2,500(1)           0            0
Linden Group Profit Sharing Plan                           37,037             37,037              0            0
Stephen and Laura Lococo                                   17,564             17,564              0            0
Sally O. Lundell                                           24,326             21,739          2,587            *
Man & Co. FBO Peter Hauser, IRA                            88,000             88,000              0            0
Man & Co. FBO John Steinbergs, IRA                         49,235             44,000          5,235            *
Steven and Donna Manstedt                                  21,739             21,739              0            0
  JTWROS
Angel Martinez                                              1,000              1,000(1)           0            0
Kathy Mathan                                                1,000              1,000(1)           0            0
Lynn Miller                                               300,000            300,000(1)           0            0
One World Capital
  Partners Limited                                        100,000            100,000              0            0
Lawrence O'Shaughnessy                                    355,000            311,700(1)      43,300            *
Tami Otis                                                   1,000              1,000(1)           0            0
Ronald Owens                                               45,000             45,000(1)           0            0
Ronald Parsons                                             27,500             17,500(1)      10,000            *
Chanel Penelton                                             1,500              1,500(1)           0            0
Piper Trust Co., Trustee, PHSK
  Money Purchase Pension &
  401K Profit Sharing Plans
  and Trust Roger Schronbrich
  Self Directed Account                                    27,173             22,000          5,173            *
Private Equity Partnership                                 14,399             14,399              0            0
Madeline Quail                                              1,500              1,500(1)           0            0
Research Works, Inc.                                       75,000             75,000              0            0
Raymond D. Rossini                                         24,618             22,000          2,618            *

                                                       Shares Owned     Shares to be     Shares to be      Percentage
                                                       Prior to the      Sold in the      Owned After      Owned After
   Name                                                 Offering           Offering      the Offering     The Offering
   ----                                                 --------           --------      ------------     ------------

Shun-Yi Hsu                                               450,000            450,000              0            0
Ronald Schardt                                             24,326             21,739          2,587            *
Steven Schwab                                               7,500              7,500(1)           0            0
Harley and Marion Shoemaker                                21,739             21,739              0            0
Robert Sloop                                               44,000             34,000(1)      10,000            *
Elliot J. Smith                                            93,041             93,041              0            0
Starter Corporation                                       100,000            100,000              0            0
Sterling Trust, Trustee for
  Delmar R. Joyce IRA                                      48,651             43,478          5,173            *
John A. Sturgeon                                           24,326             21,739          2,587            *
Tenzer Greenblatt LLP                                      55,000             55,000              0            0
E.M. Thompson Revocable
  Trust, E.M. Thompson, Trustee                            21,739             21,739              0            0
Doy Unzicker and
  Sheila Unzicker, JTWROS                                  24,326             21,739          2,587            *
Arthur Wagner                                              16,500             11,500(1)       5,000            *
Larry Wagner                                               65,000             65,000(1)           0            0
William G. Walters                                         93,041             93,041              0            0
John W. Weekly                                             24,326             21,739          2,587            *
Adam Weith                                                  1,000              1,000(1)           0            0
Wayne Weyrauch                                             88,000             88,000              0            0
Whale Securities Co., L.P.                                418,021            418,021(3)           0            0
Michael White                                              55,000             45,000(1)      10,000            *
James Whitten                                               3,753              3,753              0            0
Irving Zambrano                                             2,000              2,000(1)           0            0
Alfredo Zelaya                                              1,500              1,500(1)           0            0


----------
*    Less than one percent.

(1) The holder is an employee of the Company and the shares of Common Stock being offered hereunder by such holder are issuable upon exercise of non-Plan options granted to such holder by the Company, except in the case of Lawrence O'Shaughnessy, Executive Vice President and Chief Operating Officer of the Company. The total number of shares being offered by Mr. O'Shaughnessy includes 60,000 shares originally issued to a supplier of the Company, of which Mr. O'Shaughnessy is the sole stockholder.

(2) Kirpet Co. is the street name for Kirkpatrick, Pettis, Smith, Polian Inc. ("KPSP").


(3) Does not include shares held in the trading account of Whale Securities Co., L.P. ("Whale"). All of the warrants to purchase such shares are held in Whale's name for the account of its equity owners and/or certain of its employees. Whale was the underwriter of the Company's initial public offering and its secondary public offering completed in March 1993 and in consideration therefor was paid certain underwriting commissions and a nonaccountable expense allowance and was issued the Underwriter's Warrants.

     Of the shares of Common Stock offered for sale by the Selling Stockholders,
(1) 37,037 shares were issued to an investor pursuant to a private offering by the Company consummated in May 1994; (2) 894,431 shares of Common Stock were issued to investors in November 1994 upon the conversion of shares of Series A Convertible Preferred Stock of the Company acquired by such investors pursuant to a private offering by the Company consummated in October 1994; (3) 55,000 shares were issued in payment of certain legal services rendered to the Company in 1994; (4) 337,566 shares are issuable upon the exercise of warrants which were issued to KPSP and its designees in connection with the KPSP acting as placement agent for private offerings of securities by the Company that were consummated in October 1994 and 32,609 shares have been issued upon exercise of such warrants; (5) 653,646 shares are issuable upon the exercise of warrants (the "Underwriter's Warrants") issued to Whale and its designees in connection with Whale acting as underwriter of the Company's 1993 secondary public offering of securities and the warrants underlying such warrants; (6) 1,126,089 shares are issuable upon exercise of non-Plan options granted to employees, officers, a director and a former officer of the Company as incentives for continuing employment or for providing other services to the Company, and in the case of the Company's President, as consideration for guaranties of indebtedness of the Company issued by him; (7) 810,000 shares were issued in connection with the settlement of certain claims and litigation asserted against the Company and (8) warrants to purchase 75,000 shares which were issued to a consultant to the Company. The exercise price of warrants and options referred to above range from $1.00 to $5.00 per share and have expiration dates ranging from February 3, 1998 to December 31, 1999.

     Except as set forth below and in the footnotes to the above table, none of the Selling Stockholders has held any offices or maintained any material relationships with the Company or any of its predecessors during the past three years, other than providing services to the Company in the ordinary course of the Company's business. Lawrence O'Shaughnessy is Chief Operating Officer, Executive Vice President and a director of the Company. Gary Klein is Vice President of Finance of the Company. Barry Emanuel is a director of the Company. Whale was the Company's underwriter for the Company's 1989 and 1993 public offerings of securities. William G. Walters, Nicholas Anari, Cynthia Buckwalter and James Whitten are, and Messrs. Smith and Harlow were, officers or employees of Whale. Tenzer Greenblatt LLP has acted as counsel to the Company with respect to certain matters. KPSP acted as placement agent with respect to certain sales of the Company's securities during 1994. Mr. John Daniel is a former employee of KPSP. Ms. Mary Jochim and Mr. Stephen Lococo are employees of KPSP and Messrs. John Sturgeon and John Weekly are members of the Board of Directors of KPSP.


                              PLAN OF DISTRIBUTION


     The Common Stock may be offered and sold from time to time by the Selling Stockholders as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"), in connection with such sales.


     Upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the purchase by a broker or dealer of shares of Common Stock being offered hereby by the Selling Stockholder, the Company will file a supplemental prospectus under the Securities Act of 1933, disclosing (i) the name of such Selling Stockholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; and (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable.


                                 INDEMNIFICATION

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunction relief, specific performance or other equitable relief against directors.

     Article Nine of the Company's Certificate of Incorporation and the Company's By-laws provide that all persons who the Company is empowered to indemnify pursuant to the provisions of Section 145 of the General Corporation Law of the State of Delaware (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Company to the full extent permitted thereby. The forgoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     Article Ten of the Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its shareholders for any monetary damages for breaches of fiduciary duty of loyalty to the Company or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or
(iv) for any transaction from which the director derived an improper personal benefit.


     The Company's employments agreement with Neil Cole and Lawrence O'Shaughnessy provide that the Company shall indemnify them for the consequences of all acts and decisions made by them while performing services for the Company. These agreements also require the Company to use its best efforts to obtain directors' and officers' liability insurance for such persons.


     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York, which has acted as special securities counsel for the Company. Such firm is the beneficial owner of 55,000 shares of Common Stock. Tenzer Greenblatt LLP acts as counsel for the Company in connection with certain legal matters unrelated to this offering.


                                     EXPERTS


     The consolidated financial statements of Candie's, Inc. and subsidiaries appearing in the Company's Annual Reports (Form 10-KSB) for the fiscal years ended January 31, 1996 and 1995, have been audited by Ernst & Young LLP independent auditors, as set forth in their reports thereon (which report for the 1995 Form 10-KSB contains an explanatory paragraph with respect to the Company's ability to continue as a going concern mentioned in Note 2 to the consolidated financial statements for such Form 10-KSB)incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of the Registration Statement having been omitted pursuant to the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Underwriter or any Selling Stockholder. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the Securities offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                -----------------

                                TABLE OF CONTENTS



                                                                        Page
                                                                        ----
Available Information................................................     2
Information Incorporated by Reference................................     2
Prospectus Summary...................................................     4
Risk Factors.........................................................     6
Recent Development...................................................    13
Use of Proceeds......................................................    14
Selling Stockholders.................................................    14
Plan of Distribution.................................................    18
Indemnification......................................................    18
Legal Matters........................................................    20
Experts..............................................................    20
Additional Information...............................................    20



================================================================================



================================================================================


                               4,021,378 Shares of

                                  Common Stock


                                -----------------


                                 CANDIE'S, INC.


                                -----------------


                                   PROSPECTUS


                                -----------------




                                October 10, 1996




================================================================================